EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-180662 on Form S-4 of our report dated February 6, 2012 relating to the audit of the consolidated financial statements of Tube Supply, Inc. and Affiliates as of October 31, 2011 and 2010 and for each of the years in the three-year period ended October 31, 2011, which report is included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 28, 2012, and to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Melton & Melton, L.L.P.

Houston, Texas

May 25, 2012